Exhibit 10.1

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (“Agreement”) is entered into on this 19 day of July 2023.

BETWEEN

TREASURE GLOBAL INC. (Registration No. 7908921) incorporated in the State of Delaware, with its registered office at 276 5th Avenue Suit, 704 #739 New York, NY 10001, United States (“TGL”) of the first part;

AND

VCI GLOBAL LIMITED (BVI Company No: 2035574), having its registered office at B03-C-8, Menara 3A, KL Eco City, No.3, Jalan Bangsar, 59200 Kuala Lumpur, Malaysia of the second part (“V Capital”).

TGL and V Capital are hereinafter collectively referred to as “Parties” and “Party” means any one of them.

Whereas the Parties wish to collaborate with each other and co-operate in the development of an artificial intelligence powered travel platform to enhance the travelling experience for travelers in Malaysia.

NOW THEREFORE PURSUANT THERETO, the Parties hereby agree as follows: -

1.	COLLABORATION

1.1	TGL and V Capital shall make their best efforts to collaborate closely and foster the growth of their working relationship in the development of an AI-powered travel platform (“Platform”) which utilizes advanced technology, including high tech and predictive technology, to assist its users in discovering the best places to visit, explore, dine, and engage in various activities during their travel in Malaysia. Furthermore, the Platform aims to facilitate the seamless booking of flights, hotels, car rentals, theme park tickets, and concert show tickets.

1.2	The Parties shall collaborate closely, pooling their respective strengths and resources to optimize the effectiveness and success of the Platform. TGL shall leverage its extensive user base, established relationships with merchants and market expertise whereas V Capital will contribute its artificial intelligence and data analytics capabilities to enhance the platform's predictive technology and personalization features, thereby elevating the Platform’s performance and user experience (“Collaboration”).

1.3	The objective of the Parties in this Collaboration includes, but not limited to, the following:

(a)	leveraging of strengths and resources for mutual benefit;

(b)	sharing of knowledge and expertise;

(c)	further development of their respective resources;

(d)	tendering for contracts or awards;

(e)	where mutually identified and on agreed terms, the exploitation of economic opportunities; and

(f)	such other objectives as the Parties may mutually agree from time to time.

2.	PROFIT SHARING

2.1	The Parties agree to share profits generated from the Platform on a 50:50 basis. Net profits shall be calculated by deducting all reasonable and necessary expenses directly related to the platform's development, operations, and marketing.

2.2	The Parties shall keep accurate and detailed records of all income and expenses related to the Collaboration and the records shall be made available for review by the other Party upon request.

3.	CONFIDENTIALITY

3.1	The Parties acknowledge that during the course of the Collaboration, confidential information, including trade secrets, client lists, financial information, strategies, marketing plans, and other proprietary information ("Confidential Information"), may be disclosed to the other Party. Any information identified by the disclosing Party in writing as confidential may be used by the receiving Party only in connection with the Collaboration.

3.2	The receiving Party agrees to keep all such Confidential Information strictly confidential and to use it solely for the purposes specified by the disclosing Party. The receiving Party shall not disclose or reveal any Confidential Information to any third party, except as required by law or with the prior written consent of the disclosing Party.

3.3	The receiving Party shall take all reasonable measures to protect the Confidential Information, including implementing appropriate security measures to prevent unauthorized access, disclosure, or use.

3.4	The provisions of this Clause 3 shall survive termination of this Agreement for a period of three (3) years.

4.	TERM AND TERMINATION

4.1	This Agreement shall be effective for a period of one (1) year from the date of this Agreement notwithstanding the diverse dates the Parties may have signed this Agreement. This Agreement shall be automatically extended for such further period of one (1) year, unless otherwise as agreed by the Parties in writing.

4.2	Notwithstanding Clause 4.1 above, this Agreement may be terminated by either Party giving written notice to the other at least three (3) months prior to the proposed date of termination.

4.3	Notwithstanding Clause 4.2 above, the provisions of this Agreement or any other written agreement in respect of any form of cooperative activity under this Agreement shall continue to apply until their completion unless both Parties mutually agree in writing to the earlier termination of the said cooperative activity.

5.	REPRESENTATION, WARRENTIES AND UNDERTAKINGS

Each of the Parties represents, warrants, and undertakes to the other as follows:

(a)	it is duly incorporated under the laws of its respective country of incorporation and has full power and authority to own its assets and carry on its business;

(b)	it has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	all the necessary corporate resolutions and authorisations to enter into this Agreement and to perform all obligations have been duly obtained;

(d)	by entering into this Agreement, it is not in breach or in contravention of any law or contract applicable to it;

(e)	this Agreement, when executed, constitutes legal, valid and binding obligations, enforceable against it in accordance with the terms thereof; and

(f)	the person signing this Agreement on behalf of it has been duly authorised to execute and deliver this Agreement.

6.	NOTICE

Every notice, request or any other communication required or permitted to be given pursuant to this Agreement shall be in writing, in English and delivered personally or sent by registered or certified post via air mail or by courier or e- mail (which shall be acknowledged by the other Party) to the Parties at the address as stated below:

(a)	If to TGL:	Name: Sam Teo Chong Chan Designation: Chief Executive Officer

Treasure Global Inc. 2376, 5th Avenue Suite 704, #7369 New York, NY 10001
Email: [●]

(b)	If to V Capital:	Name: Dato’ Victor Hoo
Designation: Group Executive Chairman

VCI Global Limited B03-C-8, Menara 3A, No 3, Jalan Bangsar, KL Eco City, 59200, Kuala Lumpur, Malaysia
Email: [●]

7.	GOVERNING LAW AND JURISDICTION

7.1	This Agreement shall be governed by and construed and enforced in accordance with the laws of Malaysia.

7.2	Any dispute, controversy or claim arising out of or in relation to this Agreement including any breach of any terms of this Agreement shall be resolved, insofar as it is possible, by mutual consultation between the Parties.

7.3	In the event that no settlement is capable to be reached by the Parties, the dispute shall be resolved by the courts of Malaysia.

8.	FORCE MAJUERE

8.1	Neither party hereto shall be liable for any failure on its part to perform any obligations hereunder resulting directly or indirectly from act of God, war or act of war, national emergency, flood, earthquake, boycott, blockade, embargo, strike or lockout [other than a strike or lockout induced by the party so incapacitated], pandemic, movement control order, the action or inaction of any governmental or local authority, civil disturbance or cause beyond their reasonable control (“Event of Force Majeure”).

8.2	Each Party shall immediately notify the other Party in writing of the occurrence of any event of Force Majeure applicable to its obligations under this Agreement, its consequences. If either Party considers the event of Force Majeure to be of such severity or to be continuing for an aggregate period of three (3) months such that the Party is unable to perform any of its obligations hereunder, this Agreement may be terminated by that Party by notice in writing to the other Party, which termination may take effect immediately or on the date specified in the notice of termination at the option of the Party issuing the termination notice. Neither party shall have any liability to the other in respect of the termination of this Agreement as a result of the Event of Force Majeure save and except for any antecedent breach or liability, which has arisen prior to the Event of Force Majeure.

9.	CHANGE IN PARTIES

The obligations, covenants and liability of the parties set out in this Agreement shall continue to be binding and enforceable notwithstanding any amalgamation, restructuring or change of shareholding or control in the Parties.

10.	VARIATION

This Agreement may be modified, varied or amended at any time after due consultation and with the written agreement and signed by both Parties.

11.	SEVERABILITY

Any provision of this Agreement which is invalid in respect of any law, regulation or any authority shall be invalid, without invalidating or affecting the remaining provisions of this Agreement.

12.	TIME OF THE ESSENCE

Time is of the essence of this Agreement.

13.	NO WAIVER

Knowledge or acquiescence by any party of any breach of the terms and conditions of this Agreement shall not be deemed to be a waiver of such terms and conditions, and notwithstanding such knowledge or acquiescence, such party shall be entitled to exercise its rights under this Agreement and to require strict performance by the other Party of the terms and conditions of this Agreement. Waiver of any breach of the terms and conditions of this Agreement or of any right, power, authority, discretion or remedy arising upon a breach of or default under this Agreement, must be in writing and signed by the Party granting the waiver.

14.	COUNTERPART

This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

15.	GOOD FAITH

In entering into this Agreement, the Parties recognise that it is impracticable to make provisions for every contingency that may arise in the course of the performance of this Agreement. Accordingly, the Parties hereby declare it to be their intention that this Agreement shall operate between them in accordance with the principle of good faith, with fairness and without detriment to the interests of any of them and if in the course of performance of this Agreement unfairness to any Party is disclosed or anticipated or any dispute arises then the Parties shall use their best endeavours (without prior recourse to arbitration or litigation) to agree upon such action as may be necessary and equitable to remove or resolve the cause or causes of the same.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with therein and supersedes any previous agreement or understanding between the parties hereto in relation to such matters. This Agreement shall only be novated, amended and/or supplemented in writing with agreement of both parties and not otherwise.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, each by its duly authorized representative, as of the date first above written.

Signed by

For and on behalf of

TREASURE GLOBAL INC.

/s/ Teo Chong Chan
Name: Teo Chong Chan
Designation: Chief Executive Officer

Signed by

For and on behalf of

VCI GLOBAL LIMITED

/s/ Dato’ Victor Hoo Voon Him
Name: Dato’ Victor Hoo Voon Him
Designation: Chairman and CEO